Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Gerry Keir (808) 525-7086
gerry.keir@fhwn.com

BANCWEST POSTS EARNINGS OF $114.8 MILLION,
UP 6.6% FROM SECOND QUARTER OF 2003
Two Acquisitions Expected to Close in Third Quarter

     (Honolulu, Hawaii, July 14, 2004) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $114.8 million for the second quarter of 2004, up 6.6% from the same quarter of 2003.

     “BancWest’s assets topped $40 billion for the first time, as we continue to generate significant organic growth. In this coming quarter, we are awaiting regulatory approval to complete acquisitions that will make BancWest the seventh largest bank holding company in the Western United States,” said Walter A. Dods, Jr., BancWest Chairman and Chief Executive Officer.

     BancWest is moving through the process of obtaining regulatory approvals for acquisitions of Community First Bankshares and USDB Bancorp, with both transactions expected to close during the third quarter of this year. After that, branches of Community First National Bank and Union Safe Deposit Bank will become branches of Bank of the West.

     “With completion of these two acquisitions, BancWest will operate in 10 additional states. We’ll have more than 525 branches in 17 states, Guam and Saipan,” said Don J. McGrath, President and Chief Operating Officer of BancWest and President and Chief Executive Officer of Bank of the West.

BancWest second-quarter results:

     Assets, loans, deposits. BancWest had total assets of $40.3 billion at June 30, 2004, up 10.5% from a year earlier. Loans and leases totaled $27.2 billion, up 8.7%. Deposits were $28.0 billion, up 11.7%.

     Credit quality. BancWest’s nonperforming assets were 0.52% of loans and foreclosed properties at June 30, 2004, an improvement from 0.75% at June 30, 2003 and 0.59% at December 31, 2003.

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BancWest Posts Earnings of $114.8 Million,
Up 6.6% from Second Quarter of 2003

     Loan loss reserve. BancWest’s allowance for credit losses was 1.46% of total loans and leases at June 30, 2004, compared to 1.57% at June 30, 2003 and 1.52% at December 31, 2003.

     Net interest income for the quarter was $322.3 million — up 0.8% from the second quarter of 2003, due to 13.6% growth in average earning assets, partially offset by a lower net interest margin for the quarter. Net interest margin was down to 3.88% compared with 4.37% for the same quarter a year ago.

     Noninterest income, at $110.0 million, increased 7.7% from the second quarter of 2003.

     Noninterest expense was $232.2 million for the quarter, up 1.0% from the same quarter a year ago.

Community First Acquisition

     As announced in March, BancWest has agreed to pay $32.25 in cash for each Community First share, a total of $1.2 billion. Community First Bankshares is the parent company of Community First National Bank, which operates 155 branches in 12 states in the Southwest, Rocky Mountains, Great Plains and east to Minnesota, Iowa and Wisconsin. As of December 31, 2003, Community First Bankshares had total assets of $5.5 billion, deposits of $4.4 billion and loans of $3.3 billion. In 2003, the company earned $75 million.

     The transaction received overwhelming approval from Community First shareholders on June 30 and requires approval from federal banking regulators. Once regulatory approvals have been received, the merger is expected to close during the third quarter of 2004. Subsequently, Community First branches will become part of Bank of the West, adding 10 more states to Bank of the West’s footprint.

USDB Bancorp Acquisition

     In April, BancWest Corporation agreed to acquire USDB Bancorp, parent company of Union Safe Deposit Bank, in a cash transaction valued at $245 million. USDB Bancorp is headquartered in Stockton, California, and operates 19 Union Safe Deposit Bank branches in San Joaquin and Stanislaus Counties in the Central Valley. As of December 31, 2003, USDB Bancorp had total assets of $1.2 billion, deposits of $852 million and net loans of $631 million. In 2003, the company reported net income of $12.6 million.

     After completion of the transaction, Union Safe Deposit Bank branches will become part of Bank of the West. Bank of the West, the third-largest commercial bank headquartered in California, already has 222 branches in the state, including 11 branches in San Joaquin and Stanislaus Counties.

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BancWest Posts Earnings of $114.8 Million,
Up 6.6% from Second Quarter of 2003

     The merger requires approval from federal and state banking regulators. Once all regulatory approvals have been received, the transaction is expected to close during the third quarter of 2004, with the conversion and merger of Union Safe Deposit Bank into Bank of the West projected for the fourth quarter.

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     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $40.3 billion. It is a wholly owned subsidiary of Paris-based BNP Paribas. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (296 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).

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     This release contains forward-looking statements, including statements regarding anticipated timing of the USDB Bancorp and Community First transactions and possible performance of the combined company after the transactions are completed. Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, (1) the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; (2) the possibility of customer or employee attrition following the transactions; (3) failure to fully realize expected cost savings from the transactions; (4) lower than expected revenues following the transactions; (5) problems or delays in bringing together the companies; (6) the possibility of adverse changes in global, national or local economic or monetary conditions, (7) competition and change in the financial services business, and (8) other factors described in BancWest’s recent filings with the Securities and Exchange Commission. Those factors or others could result, for example, in delay or termination of transactions discussed above. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, BancWest, USDB Bancorp and Community First Bankshares disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

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